Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

PREFERRED STOCK, SERIES B

PAR VALUE $0.01 PER SHARE

OF

LENDINGCLUB CORPORATION

LENDINGCLUB CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted at a meeting duly called and held on February 18, 2020, in accordance with the provisions of the Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, the Board of Directors adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Preferred Stock, Series B”.

RESOLVED, that pursuant to the resolutions of the Board of Directors adopted at a meeting duly called and held on February 18, 2020, in accordance with the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, and the Bylaws, the Board of Directors hereby establishes a series of Preferred Stock, par value $0.01 per share, of the Corporation and fixes and determines the designation, voting rights, preferences, redemption rights, qualifications, privileges, limitations and restrictions and special or relative rights thereof as follows:

Section 1. Designation and Rank. (a) There is hereby created out of the authorized and unissued shares of preferred stock (the “Preferred Stock”) of the Corporation a series of preferred stock designated as the “Preferred Stock, Series B” (hereinafter called the “Series B Preferred Stock”). The maximum number of shares of the Series B Preferred Stock shall be 600,000. The Series B Preferred Stock shall rank pari passu with the common stock of the Corporation (the “Common Stock”), as set forth herein, and junior to any other series of Preferred Stock that is issued by the Corporation from time to time that is not also pari passu with the Common Stock unless so designated in such series of Preferred Stock as to rights upon liquidation, winding up or dissolution of the Corporation and as to rights to dividends; provided, however, that upon liquidation, winding-up or dissolution of the Corporation the Series B Preferred Stock shall have the preference set forth in Section 6(a).

(b) Shares of the Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

(c) The Series B Preferred Stock may be issued in Units or other fractions of a share, which Units or other fractions shall entitle the holder, in proportion to such holder’s Units or other fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

Section 2. Dividends and Distributions.

(a) Payment of Dividends; Certain Adjustments. Each holder of one one-thousandth (1/1,000) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Unit of Series B Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $0.001 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock.

(b) Anti-Dilution Adjustments. In the event that the Corporation shall at any time after February 18, 2020 (the “Rights Dividend Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event under clause (i)(b) or clause (ii) of paragraph (a) above shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(c) Dividend Declaration. The Corporation shall declare a dividend or distribution on Units of Series B Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.001 per Unit on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(d) Dividend Accrual. Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of a Unit of Series B Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series B Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series B Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(e) Dividend Priority. The Series B Preferred Stock shall rank junior, with regard to dividends, to any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock. The Series B Preferred Stock shall have the same priority, with regard to dividends, as the Common Stock as set forth herein.

Section 3. Certain Voting and Consent Rights. The holders of Units of Series B Preferred Stock shall have the following voting rights:

(a) Voting Rights. Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

(b) Anti-Dilution Adjustments. In the event the Corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction (y) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(c) Class Voting. Except as otherwise provided herein, in the Certificate of Incorporation or the Bylaws of the Corporation or as required by law, the holders of Units of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(d) No Special Voting Rights. Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(e) Consent on Certain Amendments. Notwithstanding the foregoing, at any time when any Units of Series B Preferred Stock are outstanding, neither the Certificate of Incorporation of the Corporation nor this Certificate of Designations shall be amended in any manner (including by means of a merger, consolidation or otherwise) which would materially alter or change the powers, preferences or special rights of the Units of Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series B Preferred Stock, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose.

Section 4. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged.

(a) Anti-Dilution Adjustments. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 5. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on Units of Series B Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(ii) declare or pay dividends on, or make any other distributions on, any shares of parity stock, except dividends paid ratably on Units of Series B Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

(iv) redeem or purchase or otherwise acquire for consideration any Units of Series B Preferred Stock, or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units and shares of parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series and classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation, unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Distribution Restrictions. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series B Preferred Stock (a) shall have received, subject to adjustment as hereinafter provided in paragraph (b), $0.001 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, and (b) thereafter receive the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(b) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (a) of this Section 6 shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Maturity. The Series B Preferred Stock shall have no maturity date and shall be perpetual.

Section 8. Redemption. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall not be redeemable at the option of the holder or the Corporation. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring Units of Series B Preferred Stock in voluntary transactions with the holders thereof.

Section 9. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Corporation’s transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 11. Other Rights. The shares of Series B Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the Restated Certificate of Incorporation of the Corporation or as provided by applicable law. The holders of the Series B Preferred Stock shall not have any preemptive rights.

Section 12. Certificates. The Corporation may at its option issue shares of Series B Preferred Stock without certificates.

Section 13. Ranking. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

Section 14. Certain Definitions. As used in this resolution with respect to the Series B Preferred Stock, the following terms shall have the following meanings:

(a) The term “junior stock” (i) as used in Section 5, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series B Preferred Stock has preference or priority as to dividends and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series B Preferred Stock has preference or priority in any liquidation, dissolution or winding up of the Corporation.

(b) The term “parity stock” (i) as used in Section 5, shall mean any class or series of capital stock of the Corporation hereafter authorized or issued ranking pari passu with the Series B Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock of the Corporation ranking pari passu with the Series B Preferred Stock in any liquidation, dissolution or winding up.

IN WITNESS WHEREOF, LENDINGCLUB CORPORATION has caused this Certificate to be signed by Scott Sanborn, its Chief Executive Officer, this 18th day of February, 2020.

LENDINGCLUB CORPORATION

By	/s/ Scott Sanborn

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